EXHIBIT 99.1

Press Release

NEW SOUTH CAPITAL TRUST I CALLS FOR PARTIAL REDEMPTION OF

8.50% CUMULATIVE TRUST PREFERRED SECURITIES

BIRMINGHAM, Alabama, August 27, 2003 – New South Bancshares, Inc. today announced that it will prepay $9,000,000 aggregate principal amount of its 8.50% Junior Subordinated Deferrable Interest Debentures due June 30, 2028 held by its subsidiary, New South Capital Trust I, and New South Capital Trust I will redeem $9,000,000 aggregate liquidation amount of its currently outstanding 8.50% Cumulative Trust Preferred Securities (AMEX: NBS.Pr.A). The 8.50% Cumulative Trust Preferred Securities will be redeemed on September 30, 2003 at a redemption price equal to $10.00 per security plus accumulated and unpaid distributions through the redemption date. Distributions due September 30, 2003 will be paid in the normal manner to record holders of the 8.50% Cumulative Trust Preferred Securities on September 15, 2003.

The 8.50% Cumulative Trust Preferred Securities to be redeemed will be selected by lot in accordance with the customary procedures of The Depository Trust Company. On and after the redemption date, distributions on the redeemed securities will no longer accrue, such redeemed securities will no longer be deemed outstanding, and all rights with respect thereto will cease, except the right of holders of redeemed securities to receive the redemption price.

Notice of redemption will be sent to the holders of the 8.50% Cumulative Trust Preferred Securities to be redeemed by Deutsche Bank Trust Company Americas, as Property Trustee. Questions relating to such notice should be directed to Deutsche Bank Trust Company Americas Shareholders Relations at 1-800-735-7777.

New South Bancshares, Inc. is a unitary thrift holding company headquartered in Birmingham, Alabama. It has Trust Preferred Securities traded on the American Stock Exchange (NBS.Pr.A). Its principal subsidiary, New South Federal Savings Bank, is the largest thrift in Alabama and operates loan offices throughout the southern half of the United States. The company’s operations involve various types of lending and deposit products including residential mortgage lending, automobile installment lending, residential construction and land development lending, certificates of deposits and IRAs.